As filed with the Securities and Exchange Commission on March 24, 2005  Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________________________
FORM S-8
Registration Statement
Under the Securities Act of 1933
____________________________________

eLINEAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware                                                                   76-0478045
(State or other jurisdiction of incorporation or organization)    (IRS Employer Identification Number)

2901 West Sam Houston Parkway North, Suite E-300, Houston Texas 77043 (713)  896-0500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Michael Lewis, CEO Houston, 2901 West Sam Houston Parkway North, Suite E-300, Houston, Texas 77043  (713) 896-0500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

eLinear, Inc. 2004 Stock Option Plan
(Full Title of the Plans)
_________________
copy to:
Thomas Pritchard, Esq.
Three Riverway, Suite 1800
Houston, Texas 77056
Phone (713) 209-2950
Fax (713) 659-5302
_________________

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount Being Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.02 per share	1,600,000	$0.95	$1,520,000	$193.00
TOTAL				$193.00
____________

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer's Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), on the basis of the average of the bid and asked price of the Common Stock as reported by the American Stock Exchange on March 21, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference

The following documents filed by eLinear, Inc. ("Company" or "Registrant") with the Securities and Exchange Commission are incorporated in this Form S-8 by reference:

1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, as filed with the Commission on March 18, 2005;

2. The Company’s Current Report on Form 8-K dated March 21, 2005, as filed March 22, 2005;

3. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") since the end of the fiscal year covered by the document referred to in (1) above; and

4. The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A of the Exchange Act, and any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement that indicate that all shares of common stock offered have been sold or that deregister all of the shares then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part of it from the date of filing of the documents.

Item 4. Description of Securities

    Not Applicable.

Item 5. Interest of Named Experts and Counsel

    Principals of Brewer & Pritchard, P.C. own 100,000 shares of Company common stock.

Item 6. Indemnification of Directors and Officers

    Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The Company’s Certificate of Incorporation includes provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the General Corporation Law of Delaware (the "Delaware Law"). The Company’s Amended and Restated Bylaws includes provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Delaware Law and (ii) require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware Law, including circumstances in which indemnification is otherwise discretionary.

    Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, under Section 174 of the Delaware Law and for any transaction from which the director derived an improper personal benefit. These provisions do not affect a director’s responsibilities under any other law.

Item 7. Exemption from Registration Claimed

    Not Applicable.

Item 8. Exhibits

    The following exhibits are filed as part of this Registration Statement:

Exhibit No. Identification of Exhibit

    4.1 Specimen of Registrant’s Common Stock Certificate (incorporated by reference to Registrant's Form 10-KSB for the period ended December 31, 1995)
    5.1 Opinion of Brewer & Pritchard, P.C.
    10.1 eLinear, Inc. 2004 Stock Option Plan
    23.1 Consent of Brewer & Pritchard, P.C. (included in Exhibit 5)
    23.2 Consent of Lopez, Blevins, Bork & Associates LLP, independent public accountants

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 24TH day of March 2005.

eLINEAR, INC.

By: /s/ Michael Lewis______________
     Michael Lewis, Chief Executive Officer

____________________________

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature               Title      Date

/s/ Michael Lewis____ __  CEO, President and Director       March 24, 2005
Michael Lewis

/s/ Kevan Casey______ __  Chairman of the Board    March 24, 2005
Kevan Casey

/s/ Tommy Allen____ __  Vice Chairman and Executive Vice President March 24, 2005
Tommy Allen

/s/ Joann Agee___ __    Principal Accounting Officer       March 24, 2005
Joann Agee

/s/ J. Leonard Ivins___ __  Director          March 24, 2005
J. Leonard Ivins

/s/ Carl A. Chase_____ __  Director          March 24, 2005
Carl A. Chase

/s/ Ryan Cravey_____ __  Director          March 24, 2005
Ryan Cravey

Exhibit Index

Exhibit No. Identification of Exhibit
4.1         Specimen of Registrant’s Common Stock Certificate (incorporated by reference to Registrant's Form 10-KSB for the period ended December 31, 1995)
5.1         Opinion of Brewer & Pritchard, P.C.
10.1        eLinear, Inc. 2004 Stock Option Plan
23.1        Consent of Brewer & Pritchard, P.C. (included in Exhibit 5)
23.2           Consent of Lopez, Blevins, Bork & Associates, LLP, independent public accountants